Exhibit 10.1

Global Crossing

June 1, 2007

Mr. Hector Alonso

REDACTED

This letter agreement, (“Agreement”) sets forth certain benefits and protections provided to Global Crossing executives, which you will be eligible to receive subject to the following terms and conditions:

1-Employment; Positions with Affiliates:

1.1 Employment by Impsat Argentina- Upon the business day immediately following the date of the completion of the acquisition of Impsat Fiber Networks, Inc. (“IFN”) by Global Crossing Limited (“GCL”) (May 9.2007, such date being referred to as the “Commencement Date”), you shall be employed by Impsat Argentina S.A. (“Impsat Argentina”) pursuant to that certain letter agreement dated of even date herewith between you and Impsat Argentina (the “Letter Agreement”).

1.2 Positions with Affiliates- Commencing as of the Commencement Date, your managerial position shall be Managing Director Latin America and you shall hold from time to time such other officer and director positions with affiliates of GCL as so requested by such affiliates of the Company and as agreed by you, with the understanding that no incremental compensation or benefits shall be paid or earned for such positions. As of the date hereof, you have agreed to such officer and director positions with affiliates of GCL as set forth in Exhibit A hereto.

1.3 No Employment Relationship with GCL- It is understood and agreed that the execution of this document does not create an employment relationship between you and GCL, or any of its subsidiaries or affiliates. The only employment relationship that you have, as of the Commencement Date, is with Impsat Argentina, the terms and conditions of which are governed by the Letter Agreement dated June 1, 2007.

2. Grant of Shares in Global Crossing Limited:

2.1 Upon the date of the Commencement Date you will receive a grant of GCL restricted stock units, in the amount equal to Two Hundred Fifty Seven Thousand Six Hundred Dollars U.S. (U.S. $257,600) divided by an amount equal to ninety-two point two percent (92.2%) of the per share closing price of GCL common stock as of May 9, 2007, which equals 9,936 shares. Such grant will vest in three equal installments (each equal to one-third (1/3) of the restricted stock units subject thereto) on each of the first three anniversaries of the Commencement Date. Such grant (including the terms of vesting thereof) will be governed by the terms and conditions of the 2003 Global Crossing Limited Stock Incentive Plan, http://humanresources.gcintranet.net/corporatecompensation/LongTermIncentives/Pages/2003SIProspectusPlan.aspx and a Restricted Stock Unit Agreement substantially in the form attached as Exhibit B hereto (and in the case of inconsistency between this Section 2.1 and the terms of the exhibits, the exhibits shall control).

2.2 Additionally, you will be eligible to receive annual equity grants comparable to those provided to executives of Global Crossing of comparable level or responsibility; provided that the amount, terms and conditions of each such grant shall be determined by the Compensation Committee and Board of Directors of GCL in their sole discretion. The next such grant is expected to occur in March 2008.

2.3 You acknowledge and agree that sales of shares of common stock or other securities of GCL by you from time to time shall be made only in compliance with the GCL corporate policies and applicable law. Section 6 of this Agreement sets forth additional obligations with respect to your ability to sell such shares or other securities.

2.4 In addition, you acknowledge and accept that in the event your employment relationship with Impsat Argentina is terminated, then, as of the date of such termination, all unvested stock options or other equity-based awards granted by GCL therefore (including any unvested restricted stock units awarded under Section 2.1 above) will be automatically terminated without any consideration therefore; provided that nothing in this Section 2.4 shall modify the terms of vesting set forth in Section 4(2) of the Restricted Stock Unit Agreement.

3 Release and Waiver:

3.1 Effective as of the Commencement Date, you acknowledge and agree that (a) the benefits outlined in this agreement shall constitute adequate consideration for your waiver of any and all rights under that certain Letter Agreement, dated as of March 25, 2003, by and between you and IFN (the “IFN Employment Agreement”), (b) neither IFN nor any of its affiliates shall owe you any amount, and any and all amounts due to you on or prior to the Effective Date hereof have been properly paid or cancelled to your entire satisfaction, (c) the IFN Employment Agreement shall terminate as of the Commencement Date, and (d) your execution of this Agreement demonstrates your intent to replace any and all existing employment and/or compensation agreements, arrangements or work assignments with IFN or any of its affiliates, including but not limited to the Employment and/or Compensation Agreements listed on Exhibit C, with this Agreement (and, with respect to Impsat Argentina, the Letter Agreement). You further agree that you are not aware of any claims against IFN or any of its affiliates for any liabilities or other amounts due to you, including claims for amounts due under prior years’ bonus plans; provided however that nothing in this Section 4.1 shall be deemed to be a waiver of your rights or obligations under the Letter Agreement (including without limitation the last paragraph of Section 2.2 therein with respect to a bonus for the Interim Period (as defined therein)) or either (a) Section 4.7 of the Agreement and Plan of Merger, dated as of October 25, 2006, among GCL, GC Crystal Acquisition, Inc., and IFN or (b) the Certificate of Incorporation and Bylaws of IFN (as both exist on the date immediately prior to the Commencement Date), all of which shall survive in accordance with the terms thereof.

3.2 You agree that you have no cause of action in the United States or elsewhere against GCL or its subsidiaries or affiliates (or any of their respective officers, directors or employees) under any employment and/or compensation agreement, arrangement or work assignments you may have had with IFN or any of its affiliates up to and including the Commencement Date.

4. Governing Law.

4.1. The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the laws of the State of New York without regard for any provisions thereof as to conflict of laws.

4.2. Each of the parties hereto irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in New York State in connection with any suit, action or proceeding arising out of or relating to this agreement.

5. Miscellaneous:

5.1 You hereby agree to be bound by the following Global Crossing policies as such may be modified from time to time.

-	Code of Ethics and Business Conduct – http://web1.gcintranet.net/corp_ethics/ethics_policy.htm

-	Insider Trading Policy – See attached as Exhibit D

5.2 Withholding. All amounts payable to you pursuant to this agreement shall be paid subject to such reporting and withholding requirements, if any, as imposed by applicable law and Global Crossing policies and procedures.

5.3 The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that GCL determines that any amounts payable hereunder will be immediately taxable to you under Section 409A of the Code and related Department of Treasury guidance, GCL and you shall cooperate in good faith to (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that GCL determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less favorable accounting or tax consequences for GCL and/or (b) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this letter agreement .. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

5.4 Attached hereto are the following Exhibits which form part of this Agreement.

Exhibit A - Officer and Director Positions with GCL Affiliates

Exhibit B - Form of Restricted Stock Unit Agreement

Exhibit C - Certain Released Employment and/or Compensation Agreements and Arrangements

Exhibit D - Global Crossing Insider Trading Policy

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Global Crossing Limited

By:	/s/ John McShane
Title:	EVP and General Counsel

Agreed and Accepted:

/s/ Hector Alonso		Dated: 11 July 2007

Exhibit A

Officer and Director Positions with GCL Affiliates

(Hector Alonso)

Delaware (Impsat Fiber Networks, Inc)

Managing Director Latin America

Director

ARGENTINA (IMPSAT Sociedad Anónima)

Vice President of Board of Directors

Director

CHILE (IMPSAT CHILE S.A.)

Director

ECUADOR (IMPSATEL DEL ECUADOR S.A.)

Vice President

PERU (IMPSAT PERU S.A.)

Director

URUGUAY (CORLEW INVESTMENT S.A.)

Vice President of Board of Directors

Director

URUGUAY (DEASON INVESTMENT S.A.)

Vice President of Board of Directors

Director

VENEZUELA (IMPSAT TELECOMUNICACIONES S.A.)

Vice President of Board of Directors

Regular Director

Exhibit B

THE 2003 GLOBAL CROSSING LIMITED

STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the 9th day of May, 2007, from Global Crossing Limited, a Bermuda company (the “Company”), to Hector Roberto Alonso (the “Participant”), pursuant to the 2003 Global Crossing Limited Stock Incentive Plan, as amended from time to time (the “Plan”).

1. Incorporation of the Plan by Reference. The terms of the Plan are hereby incorporated by reference. Capitalized terms that are not defined herein shall have the same meanings assigned in the Plan. In the event of any conflict between this Agreement and the Plan (as either may be interpreted by the Committee), the Plan shall control.

2. Definitions

(a) “Award” shall mean the Restricted Stock Units granted to the Participant under this Agreement.

(b) “Grant Date” shall mean the date on which the Restricted Stock Units provided for in this Agreement were granted, May 9, 2007.

(c) “Pro Rata Portion” as of any given date shall mean a number of Restricted Stock Units equal to the total Award amount multiplied by a fraction, the numerator of which is the number of full months to have elapsed since the Grant Date, and the denominator of which is 36. For purposes of this calculation, (1) the 14th day of each month shall be the relevant day for determining the number of elapsed full months and (2) any number of Restricted Stock Units that includes a fractional unit shall be rounded up the next whole number.

(d) “Restricted Stock Units” shall mean the right to receive a specified number of Shares, which right is subject to forfeiture as set forth in this Agreement.

3. Grant of Restricted Stock Units. The Company grants to the Participant 9,936 Restricted Stock Units representing the right to receive shares of common stock.

4. Vesting and Rights as a Shareholder. It is understood and agreed that the grant of the Award evidenced hereby is subject to the following conditions:

(a) Vesting of Restricted Stock Units. The Restricted Stock Units shall, subject to the Participant’s continued employment from the Grant Date, vest and become eligible for settlement pursuant to Section 6 as follows:

(i)	one-third of the Award shall vest on the first anniversary of the Grant Date;

(ii)	one-third of the Award shall vest on the second anniversary of the Grant Date;

(iii)	one-third of the Award shall vest on the third anniversary of the Grant Date;

(iv)	upon the occurrence of a Change in Control, any portion of the Award still subject to restrictions shall vest; and

(v)	upon termination of employment due to death or long-term disability, a portion of the Award equal to the excess of the Pro Rata Portion over the number of shares theretofore vested shall vest.

(b) Restrictions on Transfer. The Restricted Stock Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except (i) by will or the laws of descent and distribution, or (ii) otherwise as specifically permitted herein, and remain subject to forfeiture as described in this Agreement.

(c) Committee Discretion. Notwithstanding anything contained in this Agreement to the contrary, the Committee, in its sole discretion and in accordance with the terms of the Plan, may accelerate the vesting with respect to all or any portion of the Restricted Stock Units covered by the Award, at such times (including, without limitation, upon or in connection with the Participant’s termination of employment) and upon such terms and conditions as the Committee shall determine.

(d) No Rights as a Shareholder. The Participant shall have no rights as a shareholder (including rights in respect of dividends declared or paid on the Shares), if at all, until Shares in respect of the Restricted Stock Units have been issued by the Company to the Participant.

5. Termination of Employment. If the Participant’s employment terminates for any reason, then, except to the extent provided for in subsection 4(a)(v) with respect to death or long-term disability, all unvested Restricted Stock Units shall be forfeited and canceled without further action by the Company or the Participant as of the date of such termination of employment.

6. Settlement of Restricted Stock Units. Subject to the provisions of Section 9(b) of the Plan, the Company shall deliver to the Participant (or, if applicable, the Participant’s designated beneficiary or legal representative) that number of Shares equal to the number of Restricted Stock Units covered by the Award that have become vested and nonforfeitable as soon as practicable after the vesting date.

7. Adjustment in Capitalization. In the event of the occurrence of one of the events specified in Section 9(a) of the Plan, the Restricted Stock Units shall be subject to adjustment as determined by the Committee pursuant to such Section 9(a).

8. Notice. Any notice given hereunder to the Company shall be addressed to the Secretary of the Company at its principal place of business and any notice given hereunder to the Participant shall be addressed to the participant at the Participant’s address as shown on the records of the Company.

9. Withholding. Upon settlement, at the Committee’s discretion, the Participant shall be required to either pay to the Company the amount of any taxes required by law to be withheld as may be necessary in the opinion of the Company to satisfy tax withholding required under the laws of any country, state, province, city or other jurisdiction required to be withheld with respect to such Shares or, in lieu thereof, the Company shall have the right (a) to retain (or the Participant may be offered the opportunity to elect to tender) the number of Shares whose Fair Market Value equals such amount required to be withheld or (b) to cause any plan administrator, intermediary or other third party to sell such number of Shares on behalf of the Participant substantially concurrently with the delivery of the vested Shares to the Participant.

10. No Right to Continued Employment. Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ or continue the employment of the Participant for any period.

11. Governing Law. The Award and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York (without reference to the principles of conflicts of law).

12. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Company or the Participant or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

13. Amendment. This Agreement may not be altered, modified, or amended except by a written instrument signed by the Company and the Participant.

14. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Company on the date hereof.

GLOBAL CROSSING LIMITED

/s/ Neil Barua

Neil Barua

Chief Administrative Officer

Exhibit C

Certain Released Employment and/or Compensation Agreements

and Arrangements

¡	IMPSAT Fiber Networks, Inc. 2003 Stock Incentive Plan and forms of award agreement thereunder

¡	IMPSAT Fiber Networks, Inc. Management Incentive Plan

¡	IMPSAT Fiber Networks, Inc. Executive Incentive Bonus Plan

¡	Letter Agreement entered into with IMPSAT Fiber Networks, Inc., as of March 25, 2003

¡	2006 Impsat Annual Bonus Plan and annual bonus plans for all other years

¡

Any other short-term or long-term bonus or other incentive plan, program, policy or other arrangement (including, without limitation, any incentive awards established by the Compensation Committee and disclosed on Form 8-K filed with the SEC on May 22, 2006).